                                                                   EXHIBIT 10.12


                           CREDIT SUISSE FIRST BOSTON
                              Eleven Madison Avenue
                               New York, NY 10010

                                                                October 11, 2000

Oil States International, Inc.
Three Allen Center
333 Clay Street, Suite 3460
Houston, TX 77002

Attention of Cindy B. Taylor

                         Oil States International, Inc.
                   $150,000,000 Senior Secured Credit Facility
                                Commitment Letter

Ladies and Gentlemen:

         You have advised Credit Suisse First Boston ("CSFB") that, in connection with its proposed initial public offering of common stock (the "IPO"), Oil States International, Inc. ("you" or the "Borrower") intends to combine (the "Combination"), through a series of mergers and acquisitions, its business with the businesses of Sooner Inc., HWC Energy Services, Inc., PTI Group Inc. and their respective subsidiaries. Capitalized terms used but not defined herein have the meanings assigned in the Summary of Principal Terms and Conditions attached hereto as Exhibit A (the "Term Sheet"). Unless otherwise specifically provided, all references herein and in the Term Sheet to "$" or "dollars" refer to US dollars.

         You have further advised us that, in connection with the Combination and the IPO, the Borrower will obtain the senior secured credit facility (the "Facility") described in the Term Sheet, in an aggregate principal amount of up to $150,000,000.

         In connection with the foregoing, you have requested that CSFB (a) agree to structure, arrange and syndicate the Facility and (b) commit to provide the Facility and to serve as administrative agent, sole book manager and sole lead arranger therefor.

         CSFB is pleased to advise you of its commitment to provide the entire principal amount of the Facility, upon the terms and subject to the conditions set forth or referred to in this commitment letter (the "Commitment Letter") and in the Term Sheet.


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                                                                               2


         It is agreed that CSFB will act as the sole and exclusive administrative agent, sole book manager and sole lead arranger for the Facility, and that it will, in such capacities, perform the duties and exercise the authority customarily performed and exercised by it in such roles. You agree that no other titles will be awarded and no compensation (other than that expressly contemplated by the Term Sheet and the Fee Letter referred to below) will be paid in connection with the Facility unless you and we shall so agree.

         We intend to syndicate the Facility to a group of financial institutions (together with CSFB, the "Lenders") identified by us in consultation with you. We intend to commence syndication efforts promptly upon the execution of this Commitment Letter, and you agree actively to assist us in our syndication efforts. Such assistance shall include (a) your using commercially reasonable efforts to ensure that the syndication efforts benefit materially from your existing lending relationships, (b) direct contact between senior management, representatives and advisors of the Borrower and the proposed Lenders, (c) assistance by the Borrower in the preparation of a Confidential Information Memorandum for the Facility and other marketing materials to be used in connection with the syndication and (d) the hosting, with CSFB, of one or more meetings of prospective Lenders.

         CSFB will manage all aspects of the syndication, including decisions as to the selection of institutions to be approached and when they will be approached, when their commitments will be accepted, which institutions will participate, the allocation of the commitments among the Lenders and the amount and distribution of fees among the Lenders. To assist CSFB in its syndication efforts, you agree promptly to prepare and provide to CSFB all information with respect to the Borrower and its subsidiaries, the Transactions and the other transactions contemplated hereby, including all financial information and projections (the "Projections"), as we may reasonably request. You hereby represent and covenant that (a) all information other than the Projections (the "Information") that has been or will be made available to CSFB by you or any of your representatives is or will be, when furnished, complete and correct in all material respects and does not or will not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made and (b) the Projections that have been or will be made available to CSFB by you or any of your representatives have been or will be prepared in good faith based upon assumptions that are reasonable at the time made and at the time the related Projections are made available to CSFB. You agree that if at any time prior to the closing of the Facility any of the representations in the preceding sentence would be incorrect if the Information and Projections were being furnished, and such representations were being made, at such time, then you will promptly supplement the Information and the Projections so that such representations will be correct under those circumstances. In arranging and syndicating the Facility, we will be entitled to use and rely primarily on the

Information and the Projections without responsibility for independent verification thereof.

         As consideration for CSFB's commitment hereunder and agreement to perform the services described herein, you agree to pay to CSFB the nonrefundable fees set forth in the Term Sheet and in the Fee Letter dated the date hereof and delivered herewith with respect to the Facility (the "Fee Letter").

          CSFB shall be entitled, after consultation with you, to change the amount, pricing, terms and structure of the Facility if the syndication has not been completed and if CSFB determines that such changes are advisable in order to ensure a syndication of the Facility that results in CSFB's commitment in respect thereof being reduced to $20,000,000 or less; provided that the aggregate amount of the Facility remains sufficient to consummate the Transactions. CSFB's commitment hereunder is subject to your agreement set forth in this paragraph.

         CSFB's commitment hereunder and agreement to perform the services described herein are further subject to (a) our not having discovered or otherwise become aware of any information not previously disclosed to us that we believe to be inconsistent in a material and adverse manner with our understanding, based on the information provided to us prior to the date hereof, of the business, assets, operations, condition (financial or otherwise), or prospects of the Borrower and its subsidiaries on a consolidated basis after giving effect to the Combination, (b) there not having occurred any material adverse change or material adverse condition in the business, assets, operations, condition (financial or otherwise) or prospects of the Borrower and its subsidiaries (after giving effect to the Combination), taken as a whole, since December 31, 1999, (c) there not having occurred after the date hereof a material disruption of or material adverse change in financial, banking or capital market conditions that, in CSFB's judgment, could adversely affect the syndication of the Facility, (d) our satisfaction that, prior to and during the syndication of the Facility, there shall be no competing issues of debt securities or commercial bank or other credit facilities of the Borrower or its subsidiaries being offered, placed or arranged, (e) the negotiation, execution and delivery of definitive documentation with respect to the Facility reasonably satisfactory to CSFB and its counsel, (f) CSFB's having been afforded a period of at least 30 days following the date the Confidential Information Memorandum for the Facility is distributed to potential syndicate members to syndicate the Facility and (g) the other conditions set forth in the Term Sheet. The terms and conditions of CSFB's commitment hereunder and of the Facility are not limited to those set forth herein and in the Term Sheet. Those matters that are not covered by or made clear under the provisions hereof and of the Term Sheet are subject to the approval and agreement of CSFB and the Borrower.

         You agree (a) to indemnify and hold harmless CSFB and its affiliates and their respective officers, directors, employees, agents and controlling persons from and against any and all losses, claims, damages, liabilities and related expenses, joint or several, to which any such persons may become subject arising out of or in connection with this Commitment Letter, the Fee Letter, the Term Sheet, the Transactions, the Facility or any related transaction or any claim, litigation, investigation or proceeding relating to any of the foregoing, regardless of whether any of such indemnified persons is a party thereto, and to reimburse each of such indemnified persons upon demand for any reasonable legal or other expenses incurred in connection with investigating or defending any of the foregoing, provided that the foregoing indemnity will not, as to any indemnified person, apply to losses, claims, damages, liabilities or related expenses to the extent they are found in a final judgment of a court to have resulted from the willful misconduct or gross negligence of such indemnified person, and (b) to reimburse CSFB from time to time, upon presentation of a reasonably detailed summary statement, for all reasonable out-of-pocket expenses (including but not limited to expenses of CSFB's due diligence investigation, consultants' fees, syndication expenses, travel expenses and reasonable fees, disbursements and other charges of counsel), in each case incurred in connection with the Facility and the preparation of this Commitment Letter, the Term Sheet, the Fee Letter, the definitive documentation for the Facility and any security arrangements in connection therewith. Notwithstanding any other provision of this Commitment Letter, no indemnified person shall be liable for any indirect or consequential damages in connection with its activities related to the Facility.

         You acknowledge that CSFB may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which you may have conflicting interests regarding the transactions described herein and otherwise. CSFB will not use confidential information obtained from you by virtue of the transactions contemplated by this Commitment Letter or its other relationships with you in connection with the performance by CSFB of services for other companies, and CSFB will not furnish any such information to other companies. You also acknowledge that CSFB has no obligation to use in connection with the transactions contemplated by this Commitment Letter, or to furnish to you, confidential information obtained by CSFB from other companies.

         This Commitment Letter and CSFB's commitment hereunder shall not be assignable by you without the prior written consent of CSFB (and any attempted assignment without such consent shall be null and void), is intended to be solely for the benefit of the parties hereto (and indemnified persons), is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto (and indemnified persons) and is not intended to create a fiduciary relationship between the parties hereto. CSFB may assign its commitment hereunder to any of its affiliates or any Lender. Any such assignment to an affiliate will not relieve CSFB from any of its obligations hereunder unless and until such affiliate shall have funded the portion of the commitment so assigned. Any assignment to a Lender shall be by novation and shall release CSFB from the portion of its commitment hereunder so assigned. This


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                                                                               5


Commitment Letter may not be amended or any provision hereof waived or modified except by an instrument in writing signed by CSFB and you. This Commitment Letter may be executed in any number of counterparts, each of which shall be an original and all of which, when taken together, shall constitute one agreement. Delivery of an executed counterpart of a signature page of this Commitment Letter by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof. This Commitment Letter and the Fee Letter are the only agreements that have been entered into between us with respect to the Facility and set forth the entire understanding of the parties with respect thereto. THIS COMMITMENT LETTER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

         EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT BY OR ON BEHALF OF ANY PARTY RELATED TO OR ARISING OUT OF THIS COMMITMENT LETTER OR THE PERFORMANCE OF SERVICES HEREUNDER.

         This Commitment Letter is delivered to you on the understanding that neither this Commitment Letter, the Term Sheet or the Fee Letter nor any of their terms or substance shall be disclosed, directly or indirectly, to any other person except (a) to your officers, employees, attorneys, accountants and advisors on a confidential and need-to-know basis, or (b) as required by applicable law or compulsory legal process (in which case you agree to inform us promptly thereof); provided that, after your acceptance of this Commitment Letter and the Fee Letter, this Commitment Letter and the Term Sheet and the contents hereof and thereof (but not the Fee Letter or the contents thereof) may be disclosed in any public filing relating to the IPO.

         The compensation, reimbursement, indemnification and confidentiality provisions contained herein and in the Fee Letter shall remain in full force and effect regardless of whether definitive financing documentation shall be executed and delivered and notwith standing the termination of this Commitment Letter or CSFB's commitment hereunder.

         If the foregoing correctly sets forth our agreement, please indicate your acceptance of the terms hereof and of the Term Sheet and the Fee Letter by returning to us executed counterparts hereof and of the Fee Letter not later than 5:00 p.m., New York City time, on October 12, 2000. CSFB's commitment hereunder and agreements contained herein will expire at such time in the event that CSFB has not received such executed counterparts in accordance with the immediately preceding sentence. In the event that the initial borrowing in respect of the Facility does not occur on or before November 30, 2000, then this Commitment Letter and CSFB's commitment and undertakings hereunder shall automatically terminate unless CSFB shall, in its discretion, agree to an extension. Before such date, CSFB may terminate this Commitment Letter if any event occurs or information becomes available that, in its judgment, results or is likely to result in the failure to satisfy any condition precedent set forth herein or in the Term Sheet; provided that such failure could not reasonably be expected to be cured prior to the expiration of this Commitment Letter.

         CSFB is pleased to have been given the opportunity to assist you in connection with this important financing.

                                         Very truly yours,

                                         CREDIT SUISSE FIRST BOSTON,

                                         by  /s/ JAMES S. FINCH
                                             -----------------------
                                             Name:  James S. Finch
                                             Title: Director

                                         by  /s/ JAMES P. MORGAN
                                             -----------------------
                                             Name:  James P. Morgan
                                             Title: Director


Accepted and agreed to as of
the date first above written:

OIL STATES INTERNATIONAL, INC.,


by  /s/ CINDY B. TAYLOR
    ---------------------------
    Name:  Cindy B. Taylor
    Title: Senior Vice President - CFO

CONFIDENTIAL
October 11, 2000                                                       EXHIBIT A

                         Oil States International, Inc.
                   $150,000,000 Senior Secured Credit Facility
                    Summary of Principal Terms and Conditions


Borrower:                           Oil States International, Inc., a Delaware
                                    corporation (the "Borrower").

Transactions:                       The Borrower intends to consummate a series
                                    of transactions (the "Combination") pursuant to which (a) Sooner Inc. ("Sooner"), HWC
                                    Energy Services, Inc. ("HWC") and PTI Group
                                    Inc. ("PTI" and, together with Sooner and HWC, the "Acquired Companies") will merge with and into wholly owned subsidiaries of the Borrower and (b) the existing minority interests in each of the Acquired Companies will be acquired, with the result that each Acquired Company will become a wholly owned subsidiary of the Borrower. Concurrent with the consummation of the Combination, the Borrower intends to issue common stock in an initial public offering (the "IPO") and to receive therefrom not less than $120,000,000 in gross cash proceeds. In connection with the Combination and the IPO, (a) the Borrower and the Acquired Companies will repay all amounts outstanding under their existing bank credit agreements (the
                                    "Existing Credit Agreements") and certain other indebtedness and preferred stock, (b) the Borrower will obtain the senior secured credit facility described below under the caption "Facility" and (c) fees and expenses incurred in connection with the foregoing will be paid. The transactions described in this paragraph, together with the
                                    Combination and the IPO, are collectively referred to herein as the "Transactions".

Sources and Uses:                   The approximate sources and uses of the
                                    funds necessary to consummate the
                                    Transactions are set forth in Annex II
                                    hereto.

Agent: Credit Suisse First Boston ("CSFB") will act as sole and exclusive administrative agent and collateral agent (collectively, the "Agent") for a syndicate of financial institutions (together with CSFB, the

                                    "Lenders"), and will perform the duties
                                    customarily associated with such roles.

Sole Book Manager and Sole          CSFB will act as sole book manager and sole
Lead Arranger:                      lead arranger for the Facility (the
                                    "Arranger"), and will perform the duties customarily associated with such roles.

Co-Arrangers, Syndication Agent
and Documentation Agent:            To be determined by CSFB and the Borrower.

Facility:                           A Senior Secured Revolving Credit Facility
                                    in an aggregate principal amount of up to $150,000,000 (the "Facility"), of which up to an amount to be agreed upon will be available in the form of letters of credit.

Purpose: The proceeds of loans under the Facility will be used by the Borrower solely (a) to refinance the Existing Credit Agreements and certain other outstanding indebtedness and preferred stock of the Borrower and the Acquired Companies, (b) to pay fees and expenses relating to the Transactions and the Facility and (c) for general corporate purposes, including Permitted Acquisitions (to be defined).

Availability:                       Loans under the Facility will be available
                                    on a revolving basis on and after the date of execution and delivery of the definitive credit agreement for the Facility (the
                                    "Closing Date") and at any time prior to the final maturity of the Facility, in minimum principal amounts to be agreed upon.

                                    Up to the Canadian dollar equivalent of
                                    $45,000,000 of the Facility will be made available in the form of loans denominated in Canadian dollars ("Canadian Loans"). Canadian Loans may be made by all the Lenders under the Facility to the Borrower or, if requested by the Borrower and agreed to by the Agent, Canadian Loans may be made to the Borrower's principal Canadian operating subsidiary (the "Canadian Borrower") by a subset of Lenders (the "Canadian Lenders") that are not non-residents of Canada within the meaning of the Income Tax Act (Canada). The commitments, if any, of the Canadian Lenders to provide Canadian Loans to the Canadian Borrower (the "Canadian Facility") will be documented under the same definitive credit agreement (the "Credit Agreement") as the Facility, and the commitments to make US dollar denominated loans to the Borrower under the Facility. To the extent the Canadian Lenders are also able to make loans to the Borrower in US dollars without attracting withholding tax, the portion of the Canadian Facility not used to make Canadian Loans to the Canadian Borrower may be used to make loans denominated in US dollars to the Borrower.

Interest Rates and Fees:            As set forth on Annex I hereto.

Default Rate:                       Defaulted amounts will bear interest at the
                                    applicable interest rate plus 2% per annum.

Letters of Credit:                  Letters of credit under the Facility will be
                                    issued by CSFB or another Lender (the
                                    "Issuing Bank"). Each letter of credit shall expire not later than the earlier of (a) 12 months after its date of issuance and (b) the fifth business day prior to the final maturity of the Facility.

                                    Drawings under any letter of credit shall be reimbursed by the Borrower on the same business day. To the extent that the Borrower does not reimburse the Issuing Bank on the same business day, the Lenders shall be irrevocably obligated to reimburse the Issuing Bank pro rata based upon their respective Facility commitments.

                                    The issuance of all letters of credit shall be subject to the customary procedures of the Issuing Bank.

Final Maturity:                     The Facility will mature on the third
                                    anniversary of the Closing Date; provided, however, that, with the consent of each Lender, the final maturity of the

                                    Facility may be extended for up to two
                                    additional one-year periods upon the
                                    Borrower's request.

Guarantees:                         All obligations of the Borrower (the
                                    "Borrower Obligations") under the Facility and under any interest rate protection or other hedging arrangements entered into with a Lender or any affiliate thereof ("Hedging
                                    Arrangements") will be unconditionally
                                    guaranteed by each existing and subsequently acquired or organized domestic and, to the extent no adverse tax consequences to the Borrower would result therefrom, foreign subsidiary of the Borrower, other than Inactive Subsidiaries (to be defined) (the
                                    "US Guarantors"). All obligations of the Canadian Borrower (the "Canadian Borrower
                                    Obligations") under the Canadian Facility, if any, will be unconditionally guaranteed
                                    (together with the guarantees referred to in the preceding sentence (the "Guarantees")) by each existing and subsequently acquired or organized subsidiary (other than Inactive
                                    Subsidiaries) of the Canadian Borrower (the
                                    "Canadian Guarantors") and by the Borrower and the US Guarantors.

Security:                           The Borrower Obligations will be secured by
                                    a first-priority perfected lien on all
                                    currently owned or hereafter acquired
                                    inventory, accounts receivable and other material tangible and intangible assets of the Borrower and the US Guarantors; provided that not more than 65% of the voting stock of any foreign subsidiary shall be required to be pledged to the extent the pledge of any greater percentage would result in adverse tax consequences to the Borrower.
                                    The Canadian Borrower Obligations will be secured by a first-priority perfected lien on all currently owned or hereafter acquired inventory, accounts receivable and other material tangible and intangible assets of the Canadian Borrower and the Canadian
                                    Guarantors (collectively, with the
                                    collateral described in the preceding
                                    sentence, the "Collateral").

                                    All the above-described liens shall be
                                    created on terms, and pursuant to
                                    documentation, reasonably satisfactory to the Lenders.

                                    The Credit Agreement will provide that, to the extent the proceeds of the Collateral are insufficient to pay all the obligations intended to be secured thereby, the Agent will be authorized to allocate and reallocate such proceeds among the Lenders under the Facility and the Lenders under the Canadian Facility to ensure a ratable recovery by each such class of Lenders.

Mandatory Reductions in             Commitments under the Facility will be
Commitments:                        permanently reduced, and loans thereunder
                                    prepaid, by an amount equal to 100% of the net cash proceeds of (a) all non-ordinary course asset sales, (b) the issuance of additional debt and (c) 75% of the issuance of equity securities, in each case subject to exceptions (including, in the case of certain asset sales, reinvestment provisions) to be agreed upon. Mandatory commitment reductions shall be allocated pro rata between the Facility and the Canadian
                                    Facility, if any.

Voluntary Reductions in             Voluntary reductions of the unutilized
Commitments:                        portion of the Facility commitments and
                                    prepayments of borrowings will be permitted at any time, in minimum principal amounts to be agreed upon, without premium or penalty, subject to reimbursement of the Lenders' redeployment costs in the case of a prepayment of Adjusted LIBOR borrowings other than on the last day of the relevant interest period.

Representations and Warranties:     Usual for facilities and transactions of
                                    this type and others to be reasonably
                                    specified by the Agent, including, without limitation, accuracy of financial statements and other information; no material adverse change; absence of material litigation; no violation of agreements or instruments;
                                    compliance with laws (including ERISA,
                                    margin regulations and environmental laws);
                                    payment of taxes; ownership
                                    of properties; inapplicability of the
                                    Investment Company Act and the Public
                                    Utility Holding Company Act; solvency;
                                    effectiveness of governmental approvals;
                                    labor matters; environ mental matters; and validity, priority and perfection of security interests in the Collateral.

Conditions Precedent to Initial     Usual for facilities and transactions of
Borrowing:                          this type, those specified below and others
                                    to be reasonably specified by the Agent, including, without limitation, delivery of satisfactory legal opinions, audited financial statements and other financial information; first-priority perfected security interests in the Collateral
                                    (subject to customary qualifications);
                                    execution of the Guarantees, which shall be in full force and effect; accuracy of representations and warranties; absence of defaults, prepayment events or creation of liens under debt instruments or other agreements; evidence of authority; absence of material adverse change; payment of fees and expenses; and obtaining of satisfactory insurance.

                                    The Combination and the IPO shall be
                                    consummated prior to or contemporaneously with the closing under the Facility in accordance with applicable law and on the terms described herein; and the Lenders shall be satisfied with the capitalization, structure and equity ownership of the Borrower and its Subsidiaries after giving effect to the Transactions.

                                    All principal, interest, fees and other
                                    amounts due or outstanding under the
                                    Existing Credit Agreements shall have been paid in full with the proceeds of the IPO and the initial loans under the Facility, the commitments thereunder shall be terminated and, contemporaneously with the closing under the Facility, all guarantees (if any) thereof and security (if any) therefor shall be released and discharged, and the Agent shall have received reasonably satisfactory evidence thereof.

                                    After giving effect to the Transactions and the other transactions contemplated hereby, the Borrower and its subsidiaries shall have outstanding no indebtedness or preferred stock other than (a) the loans and other extensions of credit under the Facility and
                                    (b) other limited indebtedness to be agreed upon.

                                    The Lenders shall have received unaudited combined pro forma balance sheets and related statements of income, stockholders' equity and cash flows of the Borrower and the Acquired Companies as of and for the 12-month period ending December 31, 1999 and the 9-month period ending September 30, 2000, which financial statements shall not be materially inconsistent with the financial statements or forecasts previously provided to the Lenders.

                                    The Lenders shall have received a pro forma consolidated balance sheet of the Borrower as of the Closing Date, after giving effect to the Transactions and the other transactions contemplated hereby, which balance sheet shall not be materially inconsistent with the forecasts previously provided to the Lenders.

                                    The Lenders shall be reasonably satisfied as to the amount and nature of any environmental and employee health and safety exposures to which the Borrower and its subsidiaries may be subject after giving effect to the Transactions, and with the plans of the Borrower or such subsidiaries with respect thereto.

                                    The Lenders shall be reasonably satisfied in all respects with the tax position and the contingent tax and other liabilities of, and with any tax sharing arrangements among, the Borrower and its subsidiaries after giving effect to the Transactions.

                                    The Lenders shall have received a detailed business plan of the Borrower and its subsidiaries for the years 2001 through 2005 in form and substance reasonably satisfactory to the Agent.

                                    All requisite governmental authorities and third parties shall have approved or consented to the Transactions and the other transactions contemplated hereby to the extent required, all applicable appeal periods shall have expired and there shall be no litigation, governmental, administrative or judicial action, actual or threatened, that could reasonably be expected to restrain, prevent or impose burdensome conditions on the Transactions or the other transactions contemplated hereby.

Conditions Precedent to all         Delivery of notice, accuracy of
Borrowings:                         representations and warranties and absence
                                    of defaults.

Affirmative Covenants:              Usual for facilities and transactions of
                                    this type and others to be reasonably
                                    specified by the Agent (to be applicable to the Borrower and its subsidiaries), including, without limitation, maintenance of corporate existence and rights;
                                    performance of obligations; delivery of
                                    financial statements and other financial information; delivery of notices of default, litigation and material adverse change;
                                    maintenance of properties in good working order; maintenance of satisfactory insurance; compliance with laws; inspection of books and properties; further assurances;
                                    and payment of taxes.

Negative Covenants:                 Usual for facilities and transactions of
                                    this type and others to be reasonably
                                    specified by the Agent (to be applicable to the Borrower and its subsidiaries), including, without limitation, limitations on dividends on, and redemptions and repurchases of, capital stock; limitations on prepayments, redemptions and repurchases of debt (other than loans under the Facility); limitations on liens and sale-leaseback transactions; limitations on loans and investments; limitations on debt and hedging arrangements; limitations on mergers, acquisitions (other than Permitted
                                    Acquisitions) and asset sales;

                                    limitations on transactions with affiliates;
                                    limitations on changes in business conducted by the Borrower and its subsidiaries; limitations on amendments of debt and other material agreements.

Selected Financial Covenants:       Usual for facilities and transactions of
                                    this type (with financial definitions and levels to be agreed upon), including, without limitation, (a) maximum ratios of Total Debt to EBITDA, (b) minimum interest coverage ratios and (c) minimum net worth.

Events of Default:                  Usual for facilities and transactions of
                                    this type and others to be reasonably
                                    specified by the Agent, including, without limitation, nonpayment of principal or interest, violation of covenants, incorrectness of representations and warranties in any material respect, cross default and cross acceleration, bankruptcy, material judgments, ERISA, actual or asserted invalidity of guarantees or security documents and Change in Control (to be defined).

Voting: Amendments and waivers of the definitive credit documentation will require the approval of Lenders holding more than 50% of the aggregate amount of the loans and commitments under the Facility, except that the consent of each Lender adversely affected thereby shall be required with respect to, among other things, (a) increases in the commitment of such Lender,
                                    (b) reductions of principal, interest or fees, (c) extensions of final maturity and
                                    (d) releases of guarantors or all or any substantial part of the Collateral (other than in connection with any sale of Collateral permitted by the definitive credit documentation).

Cost and Yield Protection:          Usual for facilities and transactions of
                                    this type.

Assignments and Participations:     The Lenders will be permitted to assign
                                    loans and commitments to other Lenders (or their affiliates) without restriction, or to other financial institutions with the consent of the Borrower and the Agent, in each case not to be unreasonably withheld.
                                    Each
                                    assignment (except to other Lenders or their affiliates) will be in a minimum amount of $5,000,000. The Agent will receive a processing and recordation fee of $3,500, payable by the assignor and/or the assignee, with each assignment. Assignments will be by novation.

                                    The Lenders will be permitted to participate loans and commitments without restriction to other financial institutions. Voting rights of participants shall be limited to matters in respect of (a) increases in commitments,
                                    (b) reductions of principal, interest or fees, (c) extensions of final maturity and
                                    (d) releases of guarantors or all or any substantial part of the Collateral (other than in connection with any sale or collateral permitted by the definitive credit documentation).

Expenses and Indemnification:       The Borrower will indemnify the Arranger,
                                    the Agent and the other Lenders and hold them harmless from and against all costs, expenses (including reasonable fees, disbursements and other charges of counsel) and liabilities of the Arranger, the Agent and the other Lenders arising out of or relating to any claim or any litigation or other proceeding (regardless of whether the Arranger, the Agent or any other Lender is a party thereto but excluding any such claim, litigation or proceeding brought by a Lender against any other Lender (other than an agent or arranger in its capacity as such)) that relates to the Transactions, including the financing contemplated hereby, the
                                    Combination, the IPO or any transactions connected therewith, provided that none of the Arranger, the Agent or any other Lender will be indemnified for any cost, expense or liability to the extent determined in the final judgment of a court of competent jurisdiction to have resulted from its gross negligence or willful misconduct. In addition, all reasonable out-of-pocket expenses of the Lenders for enforcement costs and all documentary taxes associated with the Facility are to be paid by the Borrower.

Governing Law and Forum:            New York.

Counsel to Agent and Arranger:      Cravath, Swaine & Moore.

                                                                         ANNEX I


Interest Rates:                     The interest rates under the Facility will
                                    be, at the Borrower's option, the Alternate
                                    Base Rate or LIBOR (or, in the case of
                                    Canadian Loans under the Canadian Facility, the Canadian Prime Rate or the Bankers'
                                    Acceptance discount rate) plus the
                                    indicative Applicable Margin set forth
                                    below, in each case based upon the
                                    Borrower's ratio of Total Debt to EBITDA, as set forth in the table below:

                                            ABR/ Canadian
             Total Debt/       LIBOR/BA +    Prime Rate +   Commitment
LEVEL          EBITDA            (BPS)         (BPS)         Fee (BPS)
-----   --------------------   ----------   -------------   ----------
  1                    <1.5x      150            50             25
  2     > or = 1.5  -  <2.0x      175            75           37.5
  3     > or = 2.0  - <2.75x      200           100             50
  4     > or = 2.75 -  <3.5x      225           125             50
  5     > or =          3.5x      250           150             50

                                    ; PROVIDED that until delivery of the
                                    Borrower's financial statements for the
                                    period ended September 30, 2001, the
                                    Borrower's ratio of Total Debt to EBITDA shall be deemed to be greater than 2x.

                                    The Borrower may elect interest periods of 1, 2, 3 or 6 months for Adjusted LIBOR borrowings. The Canadian Borrower may elect interest periods of 30, 60 or 90 days for Bankers Acceptances.

                                    Calculation of interest shall be on the
                                    basis of the actual days elapsed in a year of 360 days (or 365 or 366 days, as the case may be, in the case of Canadian Prime Rate loans or ABR loans based on the Prime Rate) and interest shall be payable at the end of each interest period and, in any event, at least every 3 months.

                                    ABR is the Alternate Base Rate, which is the higher of CSFB's Prime Rate and the Federal Funds Effective Rate plus 1/2 of 1%.

                                    Adjusted LIBOR will at all times include statutory reserves.

                                    Canadian Prime Rate is the higher of (i) the Agent's reference rate from time to time in effect for determining interest rates on commercial loans in Canadian dollars made in Canada and (ii) the CDOR Rate for one month plus 1%.

                                    The discount rate for Bankers' Acceptances shall be the rate determined by the Agent in accordance with its normal banking practices at or around 10:00 a.m., Toronto time, on the date of issue and acceptance of the Bankers' Acceptances as the percentage discount rate at which the principal Toronto office of the Agent would be prepared to purchase bankers' acceptances having a face amount and term comparable to such Bankers' Acceptances.

Letter of Credit Fee:               A per annum fee equal to the spread over
                                    Adjusted LIBOR under the Facility will
                                    accrue on the aggregate face amount of
                                    outstanding letters of credit under the
                                    Facility, payable in arrears at the end of each quarter and upon the termination of the Facility, in each case for the actual number of days elapsed over a 360-day year. Such fees shall be distributed to the Lenders participating in the Facility pro rata in accordance with the amount of each such Lender's commitment. In addition, the
                                    Borrower shall pay to the Issuing Bank, for its own account, (a) a fronting fee to be agreed upon by the Borrower and the Issuing
                                    Bank and (b) customary issuance and
                                    administration fees.

Commitment Fees:                    0.50% per annum on the undrawn portion of
                                    the commitments in respect of the Facility, commencing to accrue upon the execution and delivery of the Credit Agreement and payable quarterly in arrears thereafter and upon the termination of the commitments, calculated based on the number of days elapsed in a 360-day year, subject to change based upon the Borrower's ratio of Total Debt to EBITDA, as set forth in the table above.

                                                                        ANNEX II


                            Sources and Uses of Funds
                           (in millions of US dollars)
                          (all figures are approximate)


SOURCES OF FUNDS
Facility 1/                                     $ 70.7

Net IPO Proceeds                                 136.8
                                                ------

TOTAL SOURCES                                   $207.5
                                                ======

USES OF FUNDS

Refinance Existing                              $201.1
Debt and Accrued
Interest
Repurchase Shares of
Unaccredited Investors                             3.4
Transaction Costs                                  3.0
                                                ------

TOTAL USES                                      $207.5
                                                ======

----------

         1/ Represents amount to be drawn under the $150,000,000 Facility on the Closing Date.